Exhibit 99.18

February 12, 2010

CONSENT OF UBS LIMITED

We hereby consent to (i) the inclusion of our opinion letters, dated October 3, 2009, and February 9, 2010, to the Board of Directors of Open Joint Stock Company “Vimpel-Communications,” as Exhibits to the Registration Statement on Form F-4 of VimpelCom Ltd. and the Prospectus relating thereto, and any amendments or supplements thereto, as filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), relating to the Transactions and (ii) the references in the Registration Statement to such opinions and our firm under the headings:

•	“Background and Reasons for the Offers — History of Negotiations, Transactions, Agreements and Material Contacts — History of Negotiations Concerning OJSC VimpelCom and Kyivstar”;

•	“Background and Reasons for the Offers — Opinions of OJSC VimpelCom’s Financial Advisor”; and

•	“Background and Reasons for the Offers — Forecasted Financial Information and Synergy Estimates of OJSC VimpelCom.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ UBS Limited

UBS Limited